Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of April 23, 2024, by and between Signing Day Sports, Inc., a Delaware corporation (the “Company”), and Craig Smith, an individual (“Executive”). Each of the Company and Executive are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. The Company wishes to secure the services of Executive as the Chief Operating Officer of the Company (with such other duties and/or offices in the Company or its affiliates as may be assigned by the Company’s Board of Directors (the “Board”)) upon the terms and conditions hereinafter set forth.

B. Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment by the Company. Subject to approval by the Board or its Compensation Committee, and reasonable pre-employment background screens, the Company agrees to employ Executive during the employment in the position of the Chief Operating Officer in which Executive will have such duties and responsibilities to the Company as are customary for such a position in companies comparable to the Company, and as are reasonably assigned, delegated, and determined with notice from time to time by the Board to the Executive, and Executive accepts such employment and agrees to perform such duties and responsibilities. Executive shall devote his full business time and attention exclusively to the Company and shall use Executive’s best efforts to faithfully carry out Executive’s duties and responsibilities hereunder, provided, however, that during the employment, Executive may serve on charitable and civic boards, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, and so long as such position(s) do not limit or interfere with Executive’s duties to the Company hereunder or breach any agreement between Executive and the Company.

2. Principal Place of Work. Subject to the need for Executive to undertake reasonable business travel to carry out his duties and responsibilities to the Company, Executive’s principal place of work for the Company during the employment shall be at the Company’s office at 8355 East Hartford Drive, Suite 100, Scottsdale, AZ 85255. Executive may work remotely from Executive’s residence unless notified otherwise by a decision of the Board in accordance with the Company’s Second Amended and Restated Bylaws, as amended.

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by the Board at any time for any or no reason, upon written notice to Executive.

4. Compensation and Benefits.

(a) Base Salary. The Company shall pay to Executive a base salary for all services to be rendered by Executive under this Employment Agreement at the rate of $150,000.00 per year (the “Base Salary”), which Base Salary shall be paid in approximately equal installments (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll schedule, procedures and policies (which schedules, procedures and policies may be modified from time to time in the Company’s sole discretion), but not less frequently than monthly. The Company shall have no obligation to pay the Executive’s Base Salary following the date of the expiration or termination of this Agreement, whichever is earlier.

(b) Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary expenses actually incurred or paid by Executive during the employment in the performance of Executive’s duties under this Agreement, upon submission and approval of expense statements, vouchers, or other supporting information in accordance with the then customary practices of the Company and tax law, regulations or rules.

(c) Vacation and Sick Leave; Holidays. Executive shall be entitled to: (i) ten (10) public holidays observed by the United States federal government per year and (ii) ten (10) vacation days and five (5) sick days per year, subject to the Company’s leave policies (which the Company may amend from time to time in its sole discretion). Vacation accruals are available for use in the pay period following the completion of 30 days of employment of Executive.

(d) Benefits. Whether and to what extent Executive is entitled to receive benefits, if any, from the Company is set forth on Schedule 1 hereto.

(e) Equity Grants. Whether and to what extent Executive is entitled to receive equity grants (e.g., stock or stock options), if any, from the Company is set forth on Schedule 2 hereto.

(f) Severance. Whether and to what extent Executive is entitled to receive a severance payment, if any, from the Company upon the Executive’s termination of employment with the Company, whether by the Executive or the Company, is set forth on Schedule 3 hereto.

(g) Bonus(es). Whether and to what extent Executive is entitled to receive bonuses, if any, from the Company is set forth on Schedule 4 hereto.

(h) Withholding of Taxes. The Company may withhold from any Base Salary, benefits and equity grants payable or deliverable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5. Payments Upon Termination. All compensation (including, without limitation, Base Salary) payable to Executive under Section 4 hereof shall cease as of the date of termination specified in the notice of termination from the Company or the Executive, subject to any severance compensation set forth on Schedule 3 hereto. The Company shall pay to Executive (or if Executive has died, to Executive’s estate) all previously earned, accrued, and unpaid Base Salary and benefits from the Company’s employee benefit plans in which Executive participated and is entitled to receive under the terms of those plans.

6. Conditions to Agreement Becoming Effective. In addition to any other conditions to this Agreement becoming effective set forth in this Agreement, this Agreement shall not become effective until: (a) Executive executes and returns to the Company the Employee Confidential Information and Inventions Assignment Agreement appended hereto as Attachment A, unless previously executed and still in effect on the date hereof, and (b) Executive provides requisite verification of the Executive’s right to work in the United States, as demonstrated by Executive’s completion of an I-9 form upon hire and submission of acceptable documentation (as noted on the I-9 form).

7. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, emailed, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the Parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the Parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, emailed, telecopied, telegraphed or telexed, or mailed.

(b) Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior contracts and other agreements, written or oral, with respect to such subject matter.

(c) Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

(d) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the choice of law principles thereof.

(e) Dispute Resolution.

i. Unless otherwise provided in this Agreement, the Parties agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Agreement, or breach thereof (a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes the county in which Company’s principal place of business is located. Each Party consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and each Party waives any forum non conveniens objection to litigating a Dispute in those courts. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE.

ii. As a condition precedent to a Party’s ability to commence litigation for a Dispute, the Party shall first give written notice to the other Party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, each Party (or a representative of each Party with authority to settle the Dispute for each Party) shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Parties have conferred, or made a good faith effort to confer, in accord with this Section 9(e)(ii) may a Party commence litigation for the Dispute.

(f) Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and any successors and assigns permitted or required by Section 7(g) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or such successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(g) Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed manually or by facsimile, scan, or other electronic means (e.g., DocuSign).

(i) Severability. If a court or other tribunal of competent jurisdiction or any foreign, federal, state, county, or local government or other governmental, regulatory, or administrative agency or authority holds that any term or provision of this Agreement is invalid, illegal, or unenforceable, such term or provision shall be considered severed from this Agreement and not affect the validity, legality, or enforceability of the remaining terms or provisions of this Agreement. Upon a holding that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify, or the court, tribunal, or regulatory or administrative agency or authority may modify, this Agreement to give effect to the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(j) Drafting. Should any provision of this Agreement require interpretation or construction, it is agreed by Executive and the Company that the person interpreting or construing this Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(k) Headings. The headings and subheadings in this Agreement (e.g., “Drafting”) are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[The remainder of this page is purposefully blank; the signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

COMPANY:

Signing Day Sports, Inc.

By:	/s/ Daniel D. Nelson
Name:	Daniel D. Nelson
Title:	Chief Executive Officer

Address:	8355 East Hartford Drive, Suite 100,
Scottsdale, AZ 85255

EXECUTIVE:

Craig Smith

/s/ Craig Smith

Address:	6850 Mayo Blvd Unit 3102 Phoenix
AZ 85054

Schedule 1

Benefits

During the employment, Executive shall be eligible to participate in the comprehensive benefits plans of the Company from time to time, which includes medical, dental and life insurance options subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

Schedule 2

Equity Grants

None.

Schedule 3

Severance

None.

Schedule 4

Bonuses

None.

Attachment A

(Employee Confidential Information and Inventions Assignment Agreement)